Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Outperformance Notes Due July 2008
(Linked to the S&P 100® Index and the Russell 2000®Index)
Final Term Sheet

Additional Principal Amount:	USD 8,245,000
Pricing Date:	June 29, 2006
Issue Date:	July 10, 2006
Maturity Date:	July 10, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)
Initial Issue Price:	99.99%
Underwriting commission:	0.25% of the Initial Issue Price
Proceeds to Issuer:	99.75% of the Initial Issue Price
Initial Long Index Level:	572.52
Initial Short Index Level:	692.99
Outperformance Cap:	15.6%
Maximum Return:	46.8%
CUSIP:	002546794

        The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.